UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2013

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11500 S. Eastern Ave., Ste. 240

Henderson, NV 89052

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (702) 835-6300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On December 17, 2013, Spectrum Pharmaceuticals, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with the representatives of the initial purchasers named therein (collectively, the “Initial Purchasers”), relating to the sale of $100 million in aggregate principal amount of 2.75% Convertible Senior Notes due 2018 (the “Notes”) to the Initial Purchasers. The Company also granted the Initial Purchasers an option to purchase up to an additional $20 million aggregate principal amount of the Notes. On December 20, 2013, the Initial Purchasers exercised their option in full with respect to the Notes.

The Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

The Purchase Agreement includes customary representations, warranties and covenants. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The foregoing description of the Purchase Agreement is qualified by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Indenture

The Notes were issued pursuant to an indenture dated as of December 23, 2013 (the “Indenture”) by and between the Company and Wilmington Trust, National Association, as trustee. The Notes are in the aggregate principal amount of $120,000,000 and bear interest at a rate of 2.75% per year on the principal amount, accruing from December 23, 2013. Interest is payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2014. The Notes will mature on December 15, 2018 (the “Maturity Date”), subject to earlier repurchase or conversion.

The Notes are convertible into shares of the Company’s common stock (the “Common Stock”) at an initial conversion rate of 95.0107 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $10.53 per share of Common Stock, subject to adjustment in certain circumstances. The initial conversion price represents a premium of approximately 27.5% above the last reported sale price of the Common Stock on the NASDAQ Global Select Market of $8.255 per share on December 17, 2013.

Prior to the close of business on the business day immediately preceding June 15, 2018, holders may convert all or a portion of their Notes only under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2014, if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter, the last reported sale price of the Common Stock on such trading day is greater than or equal to 130% of the applicable conversion price on such trading day; (2) during the five consecutive business day period immediately following any five consecutive trading day period (the “measurement period”) in which, for each trading day of that measurement period, the trading price per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the last reported sale price of the Common Stock on such trading day and the applicable conversion rate on such trading day; (3) upon the occurrence of certain corporate transactions; or (4) at any time if the Company has not received stockholder approval, as that term is defined in the Indenture. On and after June 15, 2018 until the close of business on the second scheduled trading day immediately preceding the Maturity Date, holders may convert all or a portion of their Notes at any time, regardless of the foregoing circumstances.

If a holder elects to convert its Notes in connection with certain fundamental changes, as that term is defined in the Indenture, that occur prior to the Maturity Date, the Company will, in certain circumstances, increase the conversion rate for Notes converted in connection with such fundamental changes by a specified number of shares of Common Stock in accordance with the provisions of the Indenture.

Upon the occurrence of a fundamental change, holders may require the Company to purchase for cash all or any portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest.

Initially, the Company will settle conversions of the Notes by delivering shares of Common Stock. However, if the Company obtains stockholder approval in accordance with applicable NASDAQ rules, the Company will settle conversions of the Notes by paying or delivering, as the case may be, cash, shares of Common Stock, or a combination of cash and shares of Common Stock, at the Company’s election, as set forth in the Indenture.

The Notes are the Company’s general unsecured and unsubordinated obligations, ranking senior in right of payment to all of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equal in right of payment to the Company’s unsecured indebtedness that is not so subordinated. The Notes will effectively be subordinated in right of payment to the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all indebtedness and liabilities incurred by the Company’s subsidiaries, including trade payables.

The description of the Indenture and form of Note contained herein is qualified in its entirety by reference to the Indenture and the form of Note, which are filed as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Convertible Note Hedge and Warrant Transactions

In connection with the offering of the Notes, on December 17, 2013 and December 20, 2013, the Company entered into convertible note hedge transactions and separate warrant transactions with Royal Bank of Canada (the “Option Counterparty”), in order to reduce the potential dilution to the Common Stock and/or offset any cash payments the Company is required to make in excess of the principal amount upon conversion of the Notes in the event that the market price of the Common Stock is greater than the strike price of the convertible note hedge transactions. The transactions entered into on December 17, 2013 were entered into in connection with the execution of the Purchase Agreement, and the transactions entered into on December 20, 2013 were entered into in connection with the exercise by the Initial Purchasers of their option to purchase additional Notes.

The strike price of the convertible note hedge transactions is initially equal to the conversion price of the Notes. The strike price of the warrant transactions is initially approximately $14.03 per share of Common Stock, which is approximately 70% above the last reported sale price of the Common Stock on the NASDAQ Global Select Market on December 17, 2013. The warrant transactions will have a dilutive effect with respect to the Common Stock to the extent that the market price per share of the Common Stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrant transactions. The terms governing the warrants provide certain limitations on exercise including that the warrants are not exercisable if after exercise the holder thereof would beneficially own more than 7.5% of the shares of Common Stock then outstanding. The Company will pay an aggregate of approximately $13.1 million to the Option Counterparty for the convertible note hedge transactions and separate warrant transactions, after taking into account the proceeds to the Company from the warrant transactions.

In connection with the convertible note hedge transactions and separate warrant transactions, the Company and the Option Counterparty entered into certain letter agreements (the “Confirmations”). Copies of the Confirmations are attached hereto as Exhibits 10.2, 10.3, 10.4 and 10.5 and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above is incorporated by reference into this Item 1.02. On December 20, 2013, in connection with the issuance of the Notes, the Company terminated its Credit Agreement, dated as of September 5, 2012, among the Company, certain subsidiary borrowers, Bank of America, N.A., as administrative agent and the lenders party thereto (the “Credit Agreement”). All commitments to extend further credit under the Credit Agreement were terminated and all liens securing obligations thereunder were released. At the time of the termination, the Company did not have any outstanding borrowings under the Credit Agreement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

On December 17, 2013, the Company entered into an agreement to sell $120 million aggregate principal amount of Notes (including $20 million of Notes to be issued pursuant to the Initial Purchasers’ over-allotment option) to the Initial Purchasers in a private placement pursuant to exemptions from the registration requirements of the Act. The Initial Purchasers are offering and selling the Notes to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Act. The Notes and Common Stock issuable upon conversion of the Notes have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Notes may be convertible into cash, shares of the Common Stock, or a combination thereof, as described in Item 1.01 above.

On December 17, 2013 and December 20, 2013, the Company entered into warrant transactions with the Option Counterparty. The Company offered and sold the warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Neither the warrants nor the underlying shares of Common Stock issuable upon the exercise of the warrants have been registered under the Securities Act and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The net proceeds from the sale of the Notes is expected to be approximately $115.4 million, after deducting the Initial Purchasers’ discount and estimated offering expenses. The Company will use approximately $13.1 million of the net proceeds to pay the Option Counterparty for the convertible note hedge transactions and separate warrant transactions, after taking into account the proceeds to the Company from the warrant transactions. The Company intends to use the remaining net proceeds for general corporate purposes, which may include working capital, research and development and clinical studies. The Company may also use a portion of the net proceeds to acquire or license additional drug candidates or complementary technologies; however, the Company has no current agreements or commitments to complete any such transaction.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture between Spectrum Pharmaceuticals, Inc. and Wilmington Trust, National Association, dated as of December 23, 2013.

4.2	Form of Note for Spectrum Pharmaceuticals, Inc.’s 2.75% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 hereto).

10.1	Purchase Agreement by and among Spectrum Pharmaceuticals, Inc., Jefferies LLC and RBC Capital Markets, LLC, dated as of December 17, 2013.

10.2	Base Call Option Transaction Confirmation between Spectrum Pharmaceuticals, Inc. and Royal Bank of Canada, dated as of December 17, 2013.

10.3	Base Warrant Transaction Confirmation between Spectrum Pharmaceuticals, Inc. and Royal Bank of Canada, dated as of December 17, 2013.

10.4	Additional Call Option Transaction Confirmation between Spectrum Pharmaceuticals, Inc. and Royal Bank of Canada, dated as of December 20, 2013.

10.5	Additional Warrant Transaction Confirmation between Spectrum Pharmaceuticals, Inc. and Royal Bank of Canada, dated as of December 20, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2013

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson Executive Vice President and Chief Financial Officer